Exhibit 99.1

Biohaven Reports Third Quarter 2025 Financial Results and Recent Business Developments

NEW HAVEN, Conn., November 10, 2025 /PRNewswire/ – Biohaven Ltd. (NYSE: BHVN) (Biohaven or the Company), a global clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of life-changing therapies to treat a broad range of rare and common diseases, today reported financial results for the third quarter ended September 30, 2025, and provided a review of recent accomplishments and anticipated upcoming developments.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, “Biohaven remains energized and focused on our mission to advance innovative medicines to patients who are waiting every day for new treatments.
Our pipeline consists of multiple novel approaches for unmet medical needs and has the potential to deliver paradigm shifting treatments for conditions such as epilepsy, autoimmune disease, obesity, depression and cancer.
We are particularly excited about the continued progress across our key programs and clinical-stage assets including: MoDE™ and TRAP™ degrader programs, where our two lead assets, BHV-1300 and BHV-1400, show compelling evidence to change the treatment paradigm in immune-mediated diseases; opakalim, a novel Kv7 ion channel activator, for the treatment of epilepsy and depression; and taldefgrobep alfa, myostatin-activin targeting therapy for obesity and SMA.”

Dr. Coric continued, “Our late-stage clinical programs are poised to transform their respective treatment paradigms, given their novel mechanistic foundations and the body of clinical and non-clinical data generated to date. Our redirected approach to ‘right-sizing’ innovation is an important step we have undertaken to ultimately drive growth and resources to the most critical areas of our business. With this thoughtful approach to rebalancing our portfolio, we believe Biohaven remains well-positioned to execute on our commitment to transforming the treatment landscape for patients with serious and underserved diseases and we remain unwaveringly committed to delivering on our promise to advance our programs for patients, families, and shareholders in the balance of the year and in the years ahead. We will also continue to provide updates on any progress determining a path forward in SCA.”

Third Quarter 2025 and Recent Business Updates

•Initiated strategic cost optimization efforts across portfolio to focus forward-looking spend on three value-driving, late-stage clinical programs that will prioritize resources:
◦Opakalim, Kv7 ion channel activator, in pivotal studies for focal epilepsy and depression;
◦Lead TRAP and MoDE extracellular degraders for IgA nephropathy (BHV-1400) and Graves’ disease (BHV-1300);
◦Taldefgrobep alfa, myostatin-activin pathway inhibitor, for obesity and spinal muscular atrophy.

•Restructuring of business priorities and optimizing resource allocation may result in either pause, delay or halting of non-priority programs.
◦The cost optimization efforts are expected to achieve an approximately 60% reduction in annual direct R&D spend (which excludes personnel and share-based compensation).

Expected Upcoming Milestones:

We believe Biohaven is well positioned to achieve significant, value-creating milestones in 2025 and 2026 across numerous programs:

Kv7 Activator (Opakalim):
•Deliver top-line results from Phase 2 study in major depressive disorder study in 4Q 2025.
•Continue two Phase 2/3 studies in focal epilepsy with initial top-line results expected in 1H 2026.

Lead TRAP and MoDE Extracellular Degraders (BHV-1400 and BHV-1300)
•Continue enrollment of patients with IgAN and Graves’s disease in expanded Phase 1b and advance to pivotal studies in IgAN and Graves’ disease.

Myostatin-Activin Pathway Inhibitor (Taldefgrobep alfa):

•Initiate Phase 2 clinical trial in obesity in 4Q 2025.
•Continue ongoing Health Authority interactions to discuss SMA registrational path in the US and Europe.

Glutamate Modulator (VYGLXIA):
•We requested a Type A meeting with FDA as part of initiating an appeal process for the SCA CRL and plan to meet with the FDA to discuss potential next steps.

Capital Position:

Cash, cash equivalents, marketable securities and restricted cash as of September 30, 2025, totaled approximately $263.8 million.

Third Quarter 2024 Financial Highlights:

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $141.2 million for the three months ended September 30, 2025, compared to $157.6 million for the three months ended September 30, 2024. The decrease of $16.4 million was primarily due to decreases in direct program spend, largely related to BHV-2000 and opakalim, which were partially offset by increased personnel costs including non-cash share-based compensation, as compared to the same period in the prior year. Non-cash share-based compensation expense was $13.9 million for the three months ended September 30, 2025, an increase of $6.8 million as compared to the same period in 2024. Non-cash share-based compensation expense was higher in 2025 primarily due to our annual equity incentive awards granted in the first quarter of 2025.

General and Administrative (G&A) Expenses: G&A expenses, including non-cash share-based compensation costs, were $28.2 million for the three months ended September 30, 2025, compared to $20.6 million for the three months ended September 30, 2024. The increase of $7.7 million was primarily due to increased non-cash share-based compensation expense and increased legal costs. Non-cash share-based compensation expense was $7.6 million for the three months ended September 30, 2025, an increase of $2.6 million as compared to the same period in 2024. Non-cash share-based compensation expense was higher in 2025 primarily due to our annual equity incentive awards granted in the first quarter of 2025.

Other (Expense) Income, Net: Other (expense) income, net was other expense, net of $3.8 million for the three months ended September 30, 2025, compared to other income, net of $17.8 million for the three months ended September 30, 2024. The decrease of $21.6 million was primarily due to an increase in non-cash losses related to changes in fair value of our notes payable liability under the Note Purchase Agreement with Beetlejuice SA LLC, an affiliate of Oberland Capital Management LLC, entered into during the second quarter of 2025 (the Note Purchase Agreement), a decrease in gains recorded for the non-cash changes in the fair value of our forward contracts and derivative liabilities recorded in connection with the amendment to our Membership Interest Purchase Agreement with Knopp Biosciences LLC in May 2024 (the Knopp Amendment), and decreased investment income.

Net Loss: Biohaven reported a net loss for the three months ended September 30, 2025 of $173.4 million, or $1.64 per share, compared to $160.3 million, or $1.70 per share, for the same period in 2024. Non-GAAP adjusted net loss for the three months ended September 30, 2025 was $155.9 million, or $1.47 per share, compared to $164.1 million, or $1.74 per share, for the same period in 2024. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges and losses from the change in fair value of derivatives. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, which are adjusted to exclude non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, and changes in the fair value of derivative liabilities, which do not correlate to actual cash payment obligations in the relevant periods. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance and can assist investors in comparing Biohaven's performance between periods.

In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this news release.

About Biohaven
Biohaven is a biopharmaceutical company focused on the discovery, development, and commercialization of life-changing treatments in key therapeutic areas, including immunology, neuroscience, and oncology. The company is advancing its innovative portfolio of therapeutics, leveraging its proven drug development experience and multiple proprietary drug development platforms. Biohaven's extensive clinical and preclinical programs include Kv7 ion channel modulation for epilepsy and mood disorders; MoDE™ and TRAP™ extracellular protein degradation for immunological diseases; and myostatin inhibition for neuromuscular and metabolic diseases, including SMA and obesity.

Forward-looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and amounts of funding under the NPA. The use of certain words, including "continue", "plan", "will", "believe", "may", "expect", "anticipate" and similar expressions, is intended to identify forward-looking statements. Investors are cautioned that any forward-looking statements, including statements regarding the future development, timing and potential marketing approval and commercialization of development candidates and regarding reduction in annual direct R&D spend, are not guarantees of future performance or results and involve substantial risks and uncertainties. Actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors including: the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the FDA; the timing and outcome of expected regulatory filings; complying with applicable U.S. regulatory requirements; the potential commercialization of Biohaven's product candidates and the expected timing thereof; the potential for Biohaven's product candidates to be successful therapies; the effectiveness of restructuring of business priorities; and the effectiveness and safety of Biohaven's product candidates. Additional important factors to be considered in connection with forward-looking statements are described in Biohaven's filings with the Securities and Exchange Commission, including within the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The forward-looking statements are made as of the date of this news release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$141,169	$157,607	$513,120	$628,398
General and administrative	28,213	20,561	89,524	66,782
Total operating expenses	169,382	178,168	602,644	695,180
Loss from operations	(169,382)	(178,168)	(602,644)	(695,180)
Other income, net	(3,840)	17,805	10,468	36,288
Loss before provision (benefit) for income taxes	(173,222)	(160,363)	(592,176)	(658,892)
Provision (benefit) for income taxes	221	(59)	1,091	687
Net loss	$(173,443)	$(160,304)	$(593,267)	$(659,579)
Net loss per share — basic and diluted	$(1.64)	$(1.70)	$(5.74)	$(7.50)
Weighted average common shares outstanding— basic and diluted	105,815,038	94,372,159	103,391,267	87,936,923

BIOHAVEN LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,847	$99,134
Marketable securities	75,370	386,857
Prepaid expenses	54,983	49,376
Other current assets	8,415	3,105
Total current assets	323,615	538,472
Property and equipment, net	17,521	17,320
Intangible assets	18,400	18,400
Goodwill	1,390	1,390
Other non-current assets	48,197	39,525
Total assets	$409,123	$615,107
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,491	$18,029
Accrued expenses and other current liabilities	73,522	51,487
Forward contract and derivative liability	22,010	84,710
Total current liabilities	113,023	154,226
Non-current operating lease liability	40,394	32,782
Notes payable	268,270	—
Other non-current liabilities	4,596	4,663
Total liabilities	426,283	191,671
Shareholders' Equity:
Preferred shares, no par value; 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common shares, no par value; 200,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 105,803,655 and 101,221,989 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1,743,740	1,656,702
Additional paid-in capital	178,045	112,369
Accumulated deficit	(1,938,981)	(1,345,714)
Accumulated other comprehensive income	36	79
Total shareholders' equity	(17,160)	423,436
Total liabilities and shareholders' equity	$409,123	$615,107

BIOHAVEN LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(173,443)	$(160,304)	$(593,267)	$(659,579)
Add: non-cash share-based compensation expense	21,535	12,160	95,409	59,269
Add: (gain) loss from change in fair value of derivatives	(3,960)	(15,990)	8,800	(17,030)
Non-GAAP adjusted net loss	$(155,868)	$(164,134)	$(489,058)	$(617,340)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(1.64)	$(1.70)	$(5.74)	$(7.50)
Add: non-cash share-based compensation expense	0.21	0.13	0.92	0.67
Add: (gain) loss from change in fair value of derivatives	(0.04)	(0.17)	0.09	(0.19)
Non-GAAP adjusted net loss per share — basic and diluted	$(1.47)	$(1.74)	$(4.73)	$(7.02)

VYGLXIA is a registered trademark, and MoDE and TRAP are trademarks, of Biohaven Therapeutics Ltd.

Investor Contact:

Jennifer Porcelli
Vice President, Investor Relations
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media Contact:

Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502